EXHIBIT 97.1

CLAWBACK POLICY
(Adopted as of July 27, 2023)

This Clawback Policy (this “Policy”) has been adopted by SM Energy Company (the “Company”) to address the recovery of erroneously awarded compensation in compliance with the rules set forth in Section 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the related listing rules of the New York Stock Exchange (the “NYSE”), specifically including Section 303A.14 of the NYSE Listed Company Manual (collectively, the “Clawback Rules”). This Policy supersedes and replaces in its entirety any prior or existing policies adopted by the Company with respect to the clawback of compensation payable to a person covered by this Policy. To the extent this Policy is in any manner deemed inconsistent with the Clawback Rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

Certain Definitions

An “Executive Officer” is the Company’s current or former president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice- president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the executive officers identified pursuant to Item 401(b) of Regulation S-K promulgated under the Exchange Act.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements of the Company or included in a filing made by the Company with the Securities and Exchange Commission (the “SEC”).

“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs before or after the end of that period.

Application of the Policy

This Policy shall apply only in the event that the Company is required to prepare an “accounting restatement” due to material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Recovery Period

Compensation subject to clawback is Incentive-Based Compensation that is Received by a current or former Executive Officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described under the heading “Application of the Policy,” provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question.

(a)Notwithstanding the foregoing, the Policy shall only apply if the Incentive-Based Compensation is Received by an Executive Officer (1) after such person begins service as an Executive Officer; (2) while the Company has a class of securities listed on the NYSE (or such other national securities exchange on which the Company’s securities are then listed), and (3) on or after October 2, 2023.

(b)See Rule 10D-1(b)(1)(i) of the Exchange Act for certain circumstances under which the Policy will apply to Incentive-Based Compensation Received by an Executive Officer during a transition period arising due to a change in the Company’s fiscal year.

The date that the Company is required to prepare an accounting restatement shall be determined pursuant to Rule 10D-1(b)(1)(ii) of the Exchange Act, which provides that the date is the earlier to occur of: (a) the date the Board of Directors of the Company (the “Board”), a committee of the Board (a “Committee”), or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described under the heading “Application of the Policy”; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.

Erroneously Awarded Compensation

The amount of Incentive-Based Compensation subject to the Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (a) the amount shall be based on a reasonable estimate made by the Board (or, at the discretion of the Board, any Committee that has been delegated such authority by the Board), of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

Recovery by the Company

The Company shall recover reasonably promptly any Erroneously Awarded Compensation except to the extent that the conditions of paragraphs (a) or (b) below apply. The Board (or any Committee that has been delegated such authority by the Board) shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be made consistent with any applicable legal guidance, by the SEC, the NYSE, judicial opinion, or otherwise. The determination of what constitutes “reasonably promptly” may vary from case to case and will depend on the particular facts and circumstances applicable to the Company, the accounting restatement and the Erroneously Awarded Compensation, among other factors. The Board (or any Committee that has been delegated such authority by the Board) is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

(a)Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered and the Board (or any Committee that has been delegated such authority by the Board) has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

(b)Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Board Decisions

Decisions of the Board (or any Committee that has been delegated authority by the Board) with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion or determined to be unenforceable by the SEC or the NYSE.

No Indemnification

Notwithstanding anything to the contrary in any other policy or governing document of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.

Agreement to Policy by Executive Officers

The Board shall take reasonable steps to inform Executive Officers of this Policy. Executive Officers should read this Policy carefully, ask questions of the Company’s Office of the General Counsel, and sign and return the certification attached as Annex A. The failure by any current or former Executive Officer to sign and return the certification attached as Annex A shall not render this Policy unenforceable.

ANNEX A

CLAWBACK POLICY CERTIFICATION

I have read and understand the Clawback Policy (the “Policy”) of SM Energy Company (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personnel records in the Company’s Human Resources Department.

Signature:

Type or Print Name:

Date:
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